Exhibit 10.30

                                ROYALTY AGREEMENT
                                -----------------

         THIS ROYALTY AGREEMENT is made and entered into as of the 1st day of August, 2006, by and between GWENCO, INC., a Kentucky corporation (hereinafter called "Gwenco") and TARUN MENDIRATTA, an individual residing in Connecticut (hereinafter called "Mendiratta").

                              W I T N E S S E T H :

         1. Gwenco and Mendiratta, along with Quest Minerals & Mining Corp. (parent company of Gwenco) and Quest Minerals & Mining, Ltd. have entered into a Forbearance Agreement of even date herewith (the "Agreement"). Pursuant to Section 2.1(a) thereof, and pursuant to this Royalty Agreement, Gwenco agrees to pay Mendiratta fifty percent (50%) of all "Gross Profits" (as defined herein) derived from the sales of all coal mined from any seam within five (5) miles of Slater's Branch, Pike County, Kentucky (the "Mine Premises"), by Gwenco or its parent or affiliated companies. The term "Gross Profit" shall be defined as actual cash proceeds to Gwenco from the sale of coal mined from the Mine Premises, less production costs incurred in connection with the sale of said coal mined from the Mine Premises. Productions costs shall include the following:

         (i)      Required payments to Gwenco's contract mine operator;
         (ii)     Black Lung payments;
         (iii)    Kentucky Severance payments;
         (iv)     Reclamation payments;
         (v) Royalties (including, but not limited to, landowner royalties);
         (vi)     Electricity to operate the mine;
         (vii)    Trucking costs to deliver coal mined from the Mine Premises;
         (viii)   Belt Move Material;
         (ix)     Office and Administrative expenses of Gwenco;
         (x)      Engineering expenses of Gwenco associated with the Mine
                  Premises;
         (xi)     Liability Insurance;
         (xii)    MSHA payments; and
         (xiii)   Other Miscellaneous items not to exceed $5,000 per month.

         2. Payments shall be made directly to Mendiratta or his heirs, assigns or designees, as Mendiratta shall direct.

         3. The quantity of coal mined and removed by Gwenco or any other party from the Mine Premises shall be determined by the applicable railroad weight sheets or certified truck weight sheets furnished to Mendiratta or to any other party by the railroad company over which said coal is transported to market, by the trucking company employed for the purpose of transporting said coal to market or by the purchaser of such coal produced. Gwenco shall keep, or

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cause to be kept, accurate records of the amount of coal mined and removed by them or any other party from the Mine Premises, and not later than the tenth
(10th) day of each calendar month during which mining operations are conducted on the Mine Premises by Gwenco or any other party, either Quest or Gwenco shall furnish to Mendiratta by hand-delivery to Mendiratta or by mail to Mendiratta at 85 Lords Highway East, Weston, CT 06883, a report in writing showing the total number of net tons of coal so mined and removed from the Mine Premises by Gwenco or any other party during the preceding month, together with copies of the applicable truck or railroad weight sheets for said coal.

         Mendiratta and his duly authorized agents may, at all reasonable times, examine the pertinent records of Quest or Gwenco including all railroad and truck weight sheets and maps in order to verify the quantity and weight of said coal. Should a party other than Quest or Gwenco be mining coal on the Mine Premises, then Quest or Gwenco shall cause any agreement relating to such mining to provide appropriate provisions so that the provisions of this Agreement with respect to the providing and auditing of mining information can be properly enforced by Mendiratta. On or before April 15, July 15, October 15 and January 15 of each year during the term of this Agreement, Quest or Gwenco shall provide Mendiratta with a progress report regarding any mining operations on the Mine Premises during the prior three (3) month period. Each progress report shall include such information, statistics, maps and plats as may from time to time be specified by Mendiratta.

         4. The Mine Premises described above and to which this Agreement pertains shall specifically include, but shall not be limited to, any coal mined from properties currently under lease to Gwenco at Slater's Branch, Pike County, Kentucky, which are identified by reference to the following leases and/or property descriptions, all appearing of record in the Pike County Clerk's Office, Pikeville, Kentucky (collectively, the "Leasehold Estate"):

               Deed Book 288, Page 193 (Nola Deskins)
               Deed Book 640, Page 189 (Hugh Bert Slater)
               Deed Book 124, Page 548 (Edward & Bethel Slater)
               Deed Book 640, Page 247 (Allen Slater heirs)
               Deed Book 641, Page 308 (Ida Slater)
               Deed Book 640, Page 261 (Robert Stepp heirs)
               Deed Book 641, Page 326 (George & Mary Fields)
               Deed Book 641, Page 292 (Nina Blackburn)
               Deed Book 610, Page 228 (John & Stephanie Evans)
               Deed Book 740, Page 66 (Muriel Millard)
               Deed Book 640, Page 235 (W.F. Alley, Jr.)
               Lease dated 11/3/87 (Jean Tucker - assigned to Paul Neil Slater)
                    No recording information; property
                    description at Misc. Book 52, Page 269
               Deed Book 6, Page 52 - 4 acres (Lassie Adair heirs)
               Deed Book 640, Page 295 (Ann & Elmer Smith)
               Deed Book 640, Page 228, 230 (Mary Gill - assigned to
                    Paul Neil Slater

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               Deed Book 652, Page 588 (Hilbert Phillips)
               Deed Book 640, Page 183 (Charles D. Robinson)
               Deed Book 623, Page 244 (Tracts 1 & 2) (Charles D. Robinson) Deed Book 640, Page 271 (James W. Robinson)
               Deed Book 643, Page 327 (Rebecca & Charles Baer - 4 parcels) Deed Book 640, Page 274 (George D. Robinson)

         5. Payment of the amounts due to Mendiratta under this agreement shall be secured by that certain judgment (the "Judgment") dated May 20, 2005 entered in the action entitled National City Bank of Kentucky vs. Gwenco, Inc., et. al. in the Circuit Court of Boyd County, Kentucky, Case No. 04-CI-00369, in favor of Mendiratta, as assignee, and against Gwenco. Default on any payment of the amounts due to Mendiratta hereunder shall constitute an immediate default under the Judgment and the Forbearance Agreement.

         IN WITNESS WHEREOF, the parties have hereunto set their hands, on the day and year first above written.

                                       GWENCO, INC.

                                        By: /s/ EUGENE CHIARAMONTE, JR.
                                            -----------------------------------
                                            Eugene Chiaramonte, Jr.
                                            President



                                        /s/ TARUN MENDIRATTA
                                        ----------------------------------------
                                        Tarun Mendiratta

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